FILED PURSUANT TO RULE 424(B)(3) AND (C)

REGISTRATION STATEMENT NO. 333-124469

PROSPECTUS SUPPLEMENT

15,546,019 SHARES

GLYCOGENESYS, INC.

COMMON STOCK

This document is a Prospectus Supplement to that certain Prospectus dated June 24, 2005, (the “Prospectus”) relating to the offering of 15,546,019 shares of the common stock of GlycoGenesys, Inc. by certain selling stockholders. This Prospectus Supplement is occasioned by the transfer of the Series D preferred stock and warrants held by one selling stockholder to two other selling stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

ADDITIONAL SELLING STOCKHOLDER

Since the date of the Prospectus, Richard Salter has transferred all of his shares of Series D preferred stock and warrants one half each to Eugene A. Cloutier and James J. Cloutier. Accordingly, the “Selling Stockholders” section of the Prospectus is hereby supplemented to reflect such transfer of Series D preferred stock and warrants. However, the total number of shares offered by all selling stockholders remains unchanged because Eugene A. Cloutier and James J. Cloutier are offering to sell only the shares issuable upon conversion or redemption of the Series D preferred stock or exercise of the warrants, which were already eligible for sale under the Prospectus.

			Shares Beneficially Owned After Offering
	Number of Shares Beneficially Owned Prior to Offering (1)	Shares Offered (2)	Number	Percent
Eugene A. Cloutier (3)	175,186	377,871	15,186	*
James J. Cloutier (4)	179,907	377,871	19,907	*

(1)	This column includes the shares of common stock issuable upon conversion or redemption of the Series D preferred stock purchased in the first and second tranche and any shares of common stock or shares of common stock issuable upon exercise of warrants held by the selling stockholder prior to the private placement. This column does not include the shares of common stock issuable upon exercise of the warrants purchased in the first and second tranche, the shares issuable upon conversion or redemption of the Series D preferred stock issuable as dividends as those shares of common stock are not deemed beneficially owned for purposes of this table.

(2)	The shares being offered pursuant to this prospectus include the shares of common stock issuable upon exercise of the warrants purchased in the first and second tranche, the shares of common stock issuable upon conversion or redemption of the Series D preferred stock purchased in the first and second tranche and the shares of common stock issuable upon conversion or redemption of the shares of Series D preferred stock issued as dividends.

(3)	Include 49,231 shares issuable upon conversion or redemption of the Series D preferred stock purchased in the first tranche, 110,769 shares issuable upon conversion or redemption of the Series D preferred stock purchased in the second tranche, 57,871 shares issuable upon conversion or redemption of shares of Series D preferred stock issuable as dividends, 49,231 shares issuable upon exercise of the warrants purchased in the first tranche, and 110,769 shares issuable upon exercise of the warrants purchased in the second tranche and 10,186 shares issuable upon exercise of warrants held prior to the private placement.

(4)	Includes 49,231 shares issuable upon conversion or redemption of the Series D preferred stock purchased in the first tranche, 110,769 shares issuable upon conversion or redemption of the Series D preferred stock purchased in the second tranche, 57,871 shares issuable upon conversion or redemption of shares of Series D preferred stock issuable as dividends, 49,231 shares issuable upon exercise of the warrants purchased in the first tranche, and 110,769 shares issuable upon exercise of the warrants purchased in the second tranche and 11,574 shares issuable upon exercise of warrants held prior to the private placement.

The date of this Prospectus Supplement is August 31, 2005.